Exhibit 10.120

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”) is entered into as of the 7th day of September, 2005 by and among Buyer, Seller and Escrow Agent. For good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto agree as follows:

1. Defined Terms. As used in this Agreement the terms listed below shall have the following meanings:

Effective Date:	August 23, 2005

Seller:	1920 East Maple LLC, a Delaware limited liability company c/o Burges Property Company 12230 El Camino Real, Suite 320 San Diego, CA 92130

Buyer:	Equinix Operating Co., Inc. 301 Velocity Way, 5th Floor Foster City, CA 94404 Attn: Director of Real Estate

Property:	Fee simple title in and to APN: 4138-006-011, commonly known as 1920 East Maple Avenue, El Segundo, CA 90245 and Maple Data Center as more particularly described in Exhibit A hereto (the “Real Estate”), together with all improvements located thereon, including a 106,774 square foot data center (the “Improvements”), together with all of Seller’s right, title and interest, if any, in and to (a) all personal property located on the Real Estate and in the Improvements, (b) all appurtenances, streets, alleys, easements, rights-of-way in or to all streets or other interests in, on, across, in front of, abutting, or adjoining the Real Estate, (c) all contracts, agreements, leases, warranties and guarantees respecting the Real Estate and Improvements thereon, to the extent the same are transferable, and (d) all of Seller’s licenses, permits, authorizations and approvals issued by governmental authorities respecting the Real Estate and Improvements, to the extent the same are transferable (collectively, the “Property”).

Purchase Price:	Thirty Four Million Five Hundred Thousand and 00/100 Dollars ($34,500,000.00).

Deposit:	Five Hundred Thousand and 00/100 Dollars ($500,000.00) to be deposited with Escrow Agent simultaneously with the execution of this Agreement (the “Initial Deposit”), to be increased by One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) upon conclusion of the Inspection Period (the “Additional Deposit”, and with the Initial Deposit, the “Deposit”)

Wire Instructions for Escrow Agent:

Union Bank of California

2001 Michelson Drive

Irvine, CA 92714

ABA #122-000-496

Credit to Chicago Title C & I Escrow

San Diego Account No. 91002-67494

For further credit to Escrow No. 53723153-U47

Renee Marshall, Escrow Officer

Escrow Agent:	Chicago Title Insurance Company 16969 Von Karman Irvine, CA 92606 Attn: Susie Calwell Assistant Vice President Senior Commercial Title Officer Phone: (949) 263-0123 Fax: (949) ) 263-1022

2. Agreement to Sell; Purchase and Sale Agreement. Buyer agrees to buy the Property and Seller agrees to sell the Property pursuant to and in accordance with the terms and conditions of this Agreement.

3. Deposit. Simultaneous with the execution of this Agreement, Buyer shall deposit the Initial Deposit with Escrow Agent, as escrow agent for Buyer and Seller. If Buyer does not elect to terminate this Agreement on or before the conclusion of the Inspection Period, then on or before the conclusion of the Inspection Period, and as a condition to the continuing purchase rights of Buyer hereunder, Buyer shall increase the amount of the Initial Deposit by delivering the Additional Deposit to Escrow Agent, and thereafter the Deposit shall be non-refundable except as otherwise set forth herein. The Deposit will be held in an interest-bearing account with interest to follow the Deposit. At the Closing the Deposit, together with accrued interest, will be applied against the Purchase Price. In the event Buyer breaches this Agreement or fails to close notwithstanding Seller’s being ready, willing and able to perform at Closing, Seller shall retain the Deposit as liquidated damages and Seller shall have no further remedy at law or in equity. The Deposit shall be refundable to Buyer in the event this Agreement is terminated pursuant to

Paragraphs 10, 14 or 15 hereof. Escrow Agent agrees to act as escrow agent for Buyer and Seller hereunder and to administer the Deposit in accordance with the terms of this Agreement. Escrow Agent may also rely on instructions jointly given by Buyer and Seller as to the disposition of the Deposit.

BY INITIALING OR SIGNING WHERE INDICATED BELOW, THE PARTIES SPECIFICALLY APPROVE THE LIQUIDATED DAMAGES PROVISION CONTAINED IN THIS PARAGRAPH 3, AND ACKNOWLEDGE THAT UPON A DEFAULT BY BUYER, SELLER SHALL ONLY BE ENTITLED TO LIQUIDATED DAMAGES IN THE AMOUNT OF THE DEPOSIT AS ITS EXCLUSIVE REMEDY, WHETHER AT LAW OR IN EQUITY, FOR BUYER’S FAILURE TO PURCHASE THE PROPERTY HEREUNDER.

Seller:	/s/ JEFFREY W. BURGES

Buyer:	/s/ RENEE F. LANAM

4. Closing. Except as otherwise provided in this Agreement, the consummation of the transactions contemplated by this Agreement shall take place no later than the date that is seven (7) days after the expiration of the Inspection Period at the offices of the Escrow Agent or at such other location as may be mutually agreed to by the parties (such time, as the same may be extended, is referred to herein as the “Time of Closing”). All closing documents, the Purchase Price, and any other items required to complete the Closing, shall be deposited with Escrow Agent on or before the Time of Closing, to be held in escrow, and an escrow closing shall be conducted by Escrow Agent.

(a) Conditions: The following are conditions to the parties’ respective obligations to close:

(i) Buyer’s Conditions: (1) Seller shall have performed and complied with all material agreements, covenants and conditions required by this Agreement to be performed or complied with by Seller at the Time of Closing, including the delivery of the items required by subsection (b) below, (2) all of Seller’s representations and warranties shall be true and correct, and (3) title to the Property shall be in the condition required by Paragraph 6 hereof as evidenced by the written commitment of the Title Company to issue the Title Policy (as hereafter defined).

(ii) Seller’s Conditions: (1) Buyer shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Time of Closing; (2) all of Buyer’s representations and warranties shall be true and correct, and (3) Buyer shall have delivered into escrow with Escrow Holder, all funds required to be delivered into Escrow by Buyer.

(b) At the Closing, Seller shall deliver to Buyer:

(i) A grant deed, an assignment of contracts (if Buyer has elected, on or before the conclusion of the Inspection Period, to assume any assumable contracts) and a bill of sale, each in form and substance reasonably satisfactory to Buyer, running to Buyer or such nominee or nominees as Buyer may designate in writing not less than five days prior to the Time of Closing.

(ii) All necessary information for IRS Form 1099-S;

(iii) An affidavit as to nonforeign status of the Seller;

(iv) A certificate that Seller’s representations in this Agreement are true and correct as of the Time of Closing;

(v) Any customary and ordinary items required by Title Company for issuance of the Title Policy such as a parties in possession affidavit and a workmen’s lien affidavit;

(vi) A settlement statement showing all of the payments, adjustments and prorations provided for in Paragraph 5 and otherwise agreed upon by Seller and Purchaser;

(vii) All original delivery items and the contents of the Property.

(c) At the Closing Buyer shall (i) deliver to Seller a signed counterpart of the settlement statement, and (ii) pay the Purchase Price by a federal wire transfer of immediately available funds. The Deposit, together with any accrued interest which accrued prior to the Closing, shall be credited against the Purchase Price. Seller may use the purchase money or any portion thereof to clear the title of any or all encumbrances or interests, provided that all instruments necessary for this purpose are recorded or registered simultaneously with the deed, except that where an institutional lender has provided a payoff letter the actual reconveyance of the deed of trust may be recorded when received.

5. Adjustments. Collected rents (if any), association fees or other common charges, electricity, water and sewer use charges, fuel, supplies and other operating expenses, taxes assessed for the then current tax year and other reasonable and customary closing costs shall be prorated as of the Time of Closing such that Seller shall be responsible for charges accruing before the Time of Closing and Buyer shall bear the responsibility for charges accruing on and after the Time of Closing. If, for any reason, real property taxes for the current fiscal year have not been assessed on the Property, such proration shall be estimated based upon such taxes for the immediately preceding fiscal year, and thereafter adjusted when actual amounts become available. Any errors or omissions in computing apportionments at the Time of Closing shall be corrected as soon after discovery as possible. The provisions of this Paragraph 5 shall survive the Closing for a period of one (1) year.

6. Title. The deed shall convey good, merchantable and insurable title to the Property free from encumbrances except the Permitted Exceptions, as described in Exhibit C attached hereto, public utility easements, zoning laws, building laws, subdivision laws and other laws, rules and regulations of general applicability, and taxes for the current year to the extent that the same are not yet due and payable. Seller shall be obligated to cause the removal of all mortgages, deeds of trust, or other monetary liens, if any, affecting the Property and all encumbrances (other than the Permitted Exceptions) created by Seller on or before the Closing. Evidence of the delivery of title in the condition set forth above shall be the issuance by the Title Company or the ability of the Title Company to issue at the Time of Closing its standard form ALTA extended coverage owner’s policy of title insurance (rev’d 10/17/70), at its standard rate, and in the amount of the purchase price, showing title to the Property vested in Buyer subject only to the standard pre-printed exceptions on the policy jacket, the requirements of schedule B-1 to be completed by Buyer and Seller, and the Permitted Exceptions with such endorsements, all in such form as the Title Company shall have committed to issue during the Due Diligence Period (the “Title Policy”).

7. Possession and Condition. Full possession, subject only to matters of record, shall be delivered at the Time of Closing, the Property to be in the same condition as it now is, reasonable use and wear thereof excepted. The Property is to be conveyed “as is” without any representation or warranty that survives the Closing, except as specifically set forth herein. Buyer acknowledges that it is a sophisticated real estate investor, advised by counsel, and that its decision to acquire the Property is based solely upon its own investigation of the Property and the market.

8. Disclaimers. IT IS UNDERSTOOD AND AGREED THAT EXCEPT AS SET FORTH HEREIN SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE (OTHER THAN ANY LIMITED WARRANTY OF TITLE THAT MAY BE SET FORTH IN THE DEED), LEASING, ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO BUYER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. BUYER ACKNOWLEDGES AND AGREES THAT AT THE CLOSING AND EXCEPT AS PROVIDED HEREIN, SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”. EXCEPT FOR THE REPRESENTATIONS OF SELLER CONTAINED HEREIN, BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY,

ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. BUYER REPRESENTS TO SELLER THAT BUYER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO THE PHYSICAL AND ENVIRONMENTAL CONDITION THEREOF, AS BUYER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS SUBSTANCES ON, IN, UNDER OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO. AT THE CLOSING, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS, AND BUYER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S OFFICERS, DIRECTORS, MEMBERS, EMPLOYEES AND AGENTS), SUBJECT TO THE TERMS OF THIS PARAGRAPH 8, FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S OFFICERS, DIRECTORS, MEMBERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY. BUYER AGREES THAT SHOULD ANY CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ENVIRONMENTAL CONDITIONS ON THE PROPERTY BE REQUIRED AFTER THE CLOSING DATE, SUCH CLEAN-UP, REMOVAL OR REMEDIATION SHALL BE THE RESPONSIBILITY OF AND SHALL BE PERFORMED AT THE SOLE COST AND EXPENSE OF BUYER AND THAT BUYER SHALL HAVE NO CLAIM, AGAINST SELLER (OR SELLER’S OFFICERS, DIRECTORS, MEMBERS, EMPLOYEES AND AGENTS); PROVIDED THAT THE FOREGOING WAIVERS AND RELEASES SHALL NOT CONSTITUTE OR BE DEEMED A WAIVER OR RELEASE BY BUYER OF ITS RIGHTS, IF

ANY, TO SEEK FROM SELLER “CONTRIBUTION” OR REIMBURSEMENT OF ANY AMOUNTS HELD TO BE PAYABLE BY SELLER BY A COURT OF COMPETENT JURISDICTION IN A NON-APPEALABLE ORDER OR JUDGMENT IN AN ACTION OR PROCEEDING TO WHICH SELLER IS MADE A PARTY, IN CONNECTION WITH CLAIMS BROUGHT BY THIRD PARTIES UNRELATED TO BUYER AGAINST BUYER BASED ON OR ARISING OUT OF ANY DAMAGE OR INJURY SUFFERED BY SUCH THIRD PARTY BY RELEASE OF HAZARDOUS MATERIALS BY SELLER DURING SELLER’S OWNERSHIP OF THE PROPERTY. THIS SECTION SHALL SURVIVE CLOSING OR THE EARLIER TERMINATION OF THIS AGREEMENT.

BUYER HEREBY ACKNOWLEDGES THAT IT HAS READ AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542 (“SECTION 1542”), WHICH IS SET FORTH BELOW:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

BY INITIALING BELOW, BUYER HEREBY WAIVES THE PROVISIONS OF SECTION 1542 SOLELY IN CONNECTION WITH THE MATTERS WHICH ARE THE SUBJECT OF THE FOREGOING WAIVERS AND RELEASES.

Buyer’s Initials	/s/ RFL

9. Waiver of Natural Hazard Disclosure Statement. Buyer hereby knowingly, voluntarily and intentionally waives its right to disclosure of natural hazards found in the Natural Hazard Disclosure Act, California Government Code Sections 8589.3, 8589.4, and 51183.5, California Public Resources Code Sections 2621.9, 2694, and 4136, and California Civil Code Section 1102.6c(d), and any similar or successor statutes or laws. This waiver is a material inducement to Seller’s decision to enter into this Agreement and the calculation of the Purchase Price, and Buyer acknowledges that Seller would not have entered into this Agreement but for this waiver. Seller and Buyer acknowledge that the compensation to be paid to Seller for the Property takes into account that the Property is being sold subject to the provisions of paragraphs 8 and 9 hereof. Seller and Buyer agree that the provisions of said paragraphs 8 and 9 shall survive Closing.

10. Seller Defaults. In the event Seller fails to perform any of Seller’s obligations hereunder, Buyer may either (i) terminate this Agreement by written notice to Seller and receive the return to it of the Deposit with all interest accrued thereon, whereupon all obligations of the parties hereto shall cease and this Agreement shall be void and without recourse to the parties hereto, or (ii) seek specific performance of this Agreement, which action shall be commenced within twenty (20) days of the Time of Closing (if not commenced within such time period, Buyer shall be deemed to have waived any action at law or in equity for any alleged failure of Seller to perform its obligations hereunder).

11. Merger. The acceptance of a deed and possession by Buyer or its nominee shall be deemed to be a full performance and discharge of every agreement and obligation of Seller, except as to any agreements which by their terms are to be performed after delivery of said deed.

12. Insurance. Until the Time of Closing, Seller shall retain the risk of loss and shall maintain insurance on the Property against fire and hazards covered by standard “All-Risk” insurance coverage.

13. Broker. Buyer and Seller each represents that Gerald L. Eggleston of Grubb & Ellis Company, Joseph F. Hamilton of Liberty Greenfield/California, Inc. and Jason Warner of Trammell Crow Company (collectively referred to herein as the “Brokers”) are the only brokers with whom they have dealt in connection with this Agreement and the Property. The commission of the Brokers shall be paid by Seller pursuant to a separate agreement with Grubb & Ellis Company. Buyer and Seller each agrees to indemnify and hold the other harmless from and against any liability, loss, cost, damage, or expense, including court costs and attorneys fees, resulting from a breach of the representation and warranty set forth in this Paragraph 13. Buyer acknowledges that the Brokers have made no, and Seller has not authorized the Brokers to make any, representations or warranties of any kind regarding the condition, permitted use, or value of the Property. The provisions of this Paragraph shall survive the Closing and any termination of this Agreement.

14. Casualty or Condemnation. (a) If, prior to the Time of Closing, any portion of the Property shall be condemned or become the subject of any pending or threatened condemnation action, Seller shall promptly notify Buyer thereof, and Buyer may either (i) terminate this Agreement by written notice thereof to Seller given within five (5) business days after Buyer shall have been notified of such condemnation (in which event the Deposit will be returned to Buyer), or (ii) consummate the Closing, in which event this Agreement shall remain in full force and effect, regardless of such condemnation or threatened or pending action, and if any condemnation award is received by Seller prior to the Time of Closing, the amount of such award shall be applied as a credit against the Purchase Price. Any condemnation awards received by Seller on or after the Time of Closing shall be promptly delivered by Seller to Buyer. Buyer’s failure to timely deliver such termination notice to Seller within such five (5) business day period shall constitute Buyer’s election to proceed to Closing.

(b) In the event of any damage to or destruction of the Property prior to the Time of Closing not caused by Buyer or by any of Buyer’s agents or invitees, Seller shall promptly notify Buyer thereof and the Closing shall nevertheless occur as otherwise provided for in this Agreement, except Seller shall assign to Buyer upon the Closing all insurance proceeds paid or payable to Seller in connection with such occurrences and shall provide Buyer with a credit against the Purchase Price in the amount of any deductible (or, at Buyer’s election, Seller shall provide Buyer with a reduction in the Purchase Price equal to the cost of the repairs, as reasonably determined by Seller and as supported by a licensed contractor’s estimate in which case Seller and its insurance agent shall have a license to enter the Property after Closing to facilitate Seller’s receipt of insurance proceeds). Notwithstanding the foregoing, if such damage or destruction to the Property not caused by Buyer or by Buyer’s agents or invitees shall be reasonably estimated by Seller to cost more than $250,000 to repair or is not covered by insurance, then Seller shall promptly so notify Buyer and within five (5) business days after Buyer’s receipt of such notice, Buyer may deliver written notice to Seller and to the Escrow Agent, electing to terminate this Agreement, whereupon this Agreement shall terminate and the Deposit will be returned to Buyer. If Buyer does not elect to terminate this Agreement within such five (5) business day period, then the parties shall proceed with this transaction and Closing in accordance with this Agreement notwithstanding such damage or destruction.

15. Due Diligence. From the Effective Date until 5:00 p.m. PDT on the date that is twenty-one days following the Effective Date (the “Inspection Period”), Seller shall allow Buyer and their respective agents, consultants and prospective tenants access to the Property upon reasonable notice, and upon execution by such party and delivery to Seller of an Access Agreement in the form previously delivered to Buyer, for the purposes of conducting non-invasive surveys, tests, and inspections, provided that they shall be conducted in such a manner as not to unreasonably interfere with normal business operations on the Property. Such inspections may include, without implied limitation, inspections and investigations relating to the general building, the sewage disposal system, the water and water distribution systems, the heating and air conditioning systems, power distribution and backup power systems, roof, and foundation. All inspections and investigations shall be conducted at Buyer’s cost. All inspections and investigations shall be conducted by qualified professionals in accordance with applicable legal requirements. After its inspections are completed, Buyer, at Buyer’s sole cost and expense, shall promptly restore the Property to its prior condition. Buyer agrees to indemnify and hold Seller harmless from all liability, loss, cost, damage or expense arising from the conduct of any such survey, test, or inspection by Buyer or Buyer’s agents or contractors, except such as may result from the mere discovery of existing conditions on the Property. Buyer also (i) shall not contact any governmental agencies without the prior written consent of Seller (provided that Buyer shall be entitled to contact governmental agencies, without the consent of Seller, for the sole purpose of confirming the zoning or land-use status of the Property); (ii) shall permit a representative of Seller to accompany Buyer on any interviews with governmental agencies (except as provided in the parenthetical in the preceding clause (i)) or on other inspections of the Property; (iii) shall not permit any inspections, investigations or other due diligence activities to result in any liens, judgments or other encumbrances being filed against the Property and shall, at its sole cost and expense, promptly discharge of record any such liens or encumbrances that are so filed or recorded; (iv) shall not permit any borings, drillings or samplings to be done without the prior written consent of Seller; (v) shall maintain, with insurance companies satisfactory to Seller, a policy of comprehensive general public liability insurance, with a broad form contractual liability endorsement covering Buyer’s indemnification obligations hereunder, and with a combined single limit of not less than $2,000,000 per occurrence for bodily injury and property damage, automobile liability coverage including owned and hired vehicles with a combined single limit of $1,000,000 per occurrence for bodily injury and property damage, and an excess umbrella liability policy for bodily injury and property damage in the amount of $5,000,000, insuring Seller and its affiliates as additional insureds (certificates of which shall be given to Seller prior to the first entry on the Property), all of which insurance shall be written on an “occurrence form”; and (vi) shall deliver to Seller all materials with respect to the Property if Buyer fails to acquire the Property for any reason. The provisions of this Section shall survive the termination of this Agreement.

Seller has previously provided to Buyer or has made and will continue to make available at the Property at any time on or after the Effective Date, for review by the Buyer, (i) Seller’s Owner’s Title Insurance Policy; (ii) Seller’s Current Preliminary Title Report; (iii) ALTA Survey, prepared by DCA Civil Engineering Group dated February 20, 2004; (iv) Seller’s Phase I Environmental Report; and (v) Seller’s Infrastructure Equipment List as well as the items listed on Exhibit B attached hereto and made a part hereof (items (i)-(v) and those items listed on Exhibit B herein collectively, the “Due Diligence Materials”).

Buyer may obtain, at its sole cost, and review a non-invasive Phase I environmental report from a reputable professional engineering firm licensed in California and an updated A.L.T.A. survey of the Property.

Buyer may, at its sole and absolute discretion, for any reason or no reason, terminate its obligations under this Agreement by giving written notice to Seller prior to the end of the Inspection Period. In that case, (a) Escrow Holder is instructed to return the Deposit, together with any accrued interest, to Buyer, and (b) except for obligations that this Agreement expressly states survive termination, neither party shall have any further rights hereunder against the other. Failure of Buyer to elect to terminate its obligation will constitute a waiver of the condition by Buyer. If Buyer does not terminate this Agreement pursuant to this Paragraph 15, Buyer shall have agreed to accept the Property in its current condition and subject to all of the conditions disclosed in the items listed on Exhibit B, including without limitation, the Permitted Exceptions, the matters shown on the survey prepared by DCA Civil Engineering Group dated February 20, 2004, and the environmental and physical condition of the Property.

16. Seller’s Representations. Seller represents to Buyer, as of the date hereof, and at the Time of Closing, as follows:

a. Ability to Perform. Seller has full power to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. The person signing this Agreement on behalf of Seller is authorized to do so.

b. No Impediments. Seller has received no written notice of any action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending nor, to Seller’s knowledge, is any such matter threatened against Seller or the Property which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transactions contemplated by this Agreement.

c. Proceedings. Seller has received no written notice of special assessments, environmental, zoning or other land use regulation proceedings, either pending or planned to be instituted, with respect to the Property or any part thereof.

d. Eminent Domain. Seller has not received, with respect to the Property, written notice from any governmental authority regarding any condemnation proceeding.

e. Hazardous Materials. Except (i) in amounts customarily found in uses for which the Property is used and (ii) in compliance with applicable law, to Seller’s knowledge, Seller has not released or generated any Hazardous Materials on the Property, and Seller has no knowledge of any release or generation of Hazardous Materials on the Property by any tenants or any third party. Seller has not received any summons, citation, directive, letter or other communication, written or oral, from the United States Environmental Protection Agency or the state environmental protection agency having jurisdiction over the Property. For purposes hereof, “Hazardous Material” means: (i) “hazardous substances” or “toxic substances,” as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601 et seq.; or the Hazardous Materials Transportation Act, 49 U.S.C. §1802; (ii) “hazardous wastes”, as that term is defined by the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §6902 et seq.; and (iii) any radioactive material, including any source, special nuclear or by-product material as defined at 42 U.S.C. §2011 et seq., as amended or hereafter amended; (v) asbestos in any form or condition; and (vi) polychlorinated biphenyls (“PCBs”) or substances or compounds containing PCBs.

f. 9/11 Dealings. Neither Seller nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

g. No Leases. There are no leases, licenses or other occupancy agreements affecting any portion of the Property on the date hereof.

h. No Other Agreements. There are no contracts, agreements, licenses or permits for or affecting the Property that may be binding on Buyer other than those listed on Exhibit B attached hereto.

i. No Litigation. Except as disclosed to Purchaser by Seller in writing, Seller has received no written notice of any pending or threatened litigation (i) with respect to the Property, or (ii) with respect to Seller that would inhibit Seller’s ability to perform its obligations hereunder.

j. Survival of Seller’s Representations. The representations of Seller set forth in this Paragraph 16 shall be deemed restated by the Seller at Closing and shall survive the Closing for period of six (6) months.

With respect to each of the foregoing representations, “knowledge” or “know” and their variants means the actual knowledge of Jeffrey W. Burges and not any imputed or deemed awareness of facts and circumstances.

17. Buyer’s Representations and Warranties. Buyer hereby represents and warrants to Seller, as of the date hereof, and at the Time of Closing, as follows:

a. No Prohibited Transaction. Buyer is not acquiring the Property with the assets of an employee benefit plan (as defined in Section 3(3) of ERISA), or, if plan assets will be used to acquire the Property, Buyer will deliver to Seller at Closing a certificate containing such factual representations as shall permit Seller and its counsel to conclude that no prohibited transaction would result from the consummation of the transactions contemplated by this Agreement.

b. No Party In Interest. Buyer is not a “party in interest” within the meaning of Section 3(3) of ERISA with respect to any beneficial owner of Seller.

c. Ability To Perform. Buyer has the full right, power and authority to purchase the Property as provided in this Agreement and to carry out Buyer’s obligations hereunder, and all requisite action necessary to authorize Buyer to enter into this Agreement and to carry out its obligations hereunder have been taken, including, without limitation, approval of this Agreement (and the transaction to be consummated hereunder) by the Board of Directors of Buyer. The person signing this Agreement on behalf of Buyer is authorized to do so.

d. No Impediments. There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Buyer which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transactions contemplated by this Agreement.

e. 9/11 Dealings. Neither Buyer nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the OFAC (including those named on OFAC’s Specially Designated and Blocked Person List) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

f. Survival of Buyer’s Representations and Warranties. The representations and warranties of Buyer set forth in this Paragraph 17 shall be deemed restated at the Time of Closing and shall survive Closing for a period of six (6) months.

18. Operation of Property. Seller shall operate, manage and maintain the Property in substantially the same manner as Seller is so operating, managing and maintaining the Property as of the date hereof and as may be necessary for Seller to comply with its obligations hereunder, provided, however, that Seller shall not enter into any leases or grant any party any present or future possessory interest in the Property without having obtained the advance written approval of Buyer in each instance.

19. Confidentiality. Buyer shall, and shall cause it officers, directors and other personnel, representatives and agents to hold in strict confidence and not to disclose to any other party without the express written consent of Seller any of the information respecting the Property or provided to Buyer by Seller or any of its agents, representatives or employees. Notwithstanding the foregoing, Buyer’s obligation to keep such information confidential shall expire upon the occurrence of the Closing, and during the period on or after the date hereof through the Time of Closing Buyer may disclose such information on a need-to-know basis to its professional advisors who are providing assistance in connection with the acquisition of the Property, to one or more reputable, institutional lenders in connection with applications for financing, to governmental bodies in order to comply with any laws applicable to Buyer so long as each of such parties is advised of the confidential nature of the information. Seller shall, and shall cause its officers, directors and other personnel, representatives and agents to hold in strict confidence and not to disclose to any other party without the express written consent of Buyer, the terms of this Agreement including, without limitation, the Purchase Price until the earlier of the Closing Date, as it may be extended, or the date on which the Agreement is terminated by either party or expires by its terms. If Buyer acquires the Property from Seller, Seller shall have the right, subsequent to the Closing, to publicize the transaction (exclusive of the Purchase Price) in whatever manner it deems appropriate. The provisions of this Paragraph shall survive the termination of this Agreement.

20. Authority. The execution of this Agreement and the performance of each party’s obligations hereunder have been approved by any necessary board of directors, members, general partner or other authorizing body and is not subject to any further approval or contingency other than as set forth herein.

21. Notices. All notices given hereunder shall be in writing and shall be deemed received when delivered in hand, delivered by recognized overnight delivery service, received by facsimile, or 72 hours after the same have been deposited in the United States mails, postage prepaid, certified or registered mail, return receipt requested, addressed to Buyer and Seller (and in the case of Seller, with a copy to Lerner & Holmes PC, 98 North Washington Street, Suite 550, Boston, MA 02114, Fax: 617.443.9471, Attn: Daniel P. Holmes, Esq.; and in the case of Buyer, with a copy to Orrick, Herrick & Sutcliffe LLP, 405 Howard Street, San Francisco, CA 94105, Attn: William G. Murray, Jr., Esq., or to such other address or addresses as the parties may from time to time specify by notice so given.

22. Escrow Instructions. If requested by the Escrow Agent, Seller and Buyer shall simultaneously upon execution of this Agreement execute standard form printed escrow instructions of Escrow Agent.

23. Closing Costs. Seller shall pay the fees of its own attorneys, the cost for recording the deed and any transfer or recordation tax required in connection with the transfer of the Property to Buyer. Buyer shall pay the fees of Buyer’s attorneys and the costs of Buyer’s physical inspections, due diligence, survey costs and the premium for issuance of the Title Policy and any cost for extended coverage and endorsements to the Title Policy. Escrow costs in connection with the acquisition of the Property will be split on a 50/50 basis between Buyer and Seller. Any other costs of closing shall be paid in accordance with what is customary in the locality of the Property.

24. Attorney’s Fees. If litigation evolves between the parties concerning this Agreement, the unsuccessful party shall pay to the prevailing party all costs of suit, including reasonable attorneys’ fees.

25. Assignment of this Agreement. Upon written notice to Seller, Buyer may assign this Agreement to a nominee owned and controlled by Buyer or any affiliate of Buyer. No such assignment shall relieve Buyer of its obligations hereunder. Any other assignment of this Agreement by Buyer shall be permitted so long as (a) Seller has given its express written approval of such nominee, which consent shall not be unreasonably withheld, (b) such nominee agrees in writing to assume all of Buyer’s obligations hereunder, and (c) Buyer acknowledges in writing that an assignment of this Agreement does not relieve Buyer of any of its obligations under this Agreement. This Paragraph 25 shall survive Closing or the earlier termination of this Agreement.

26. Termination of Agreement. It is understood and agreed that if either Buyer or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Buyer from all obligations under this Agreement, and the Agreement shall be null and void and without further force or effect, except for such obligations as are specifically stated herein to survive the termination of this Agreement.

27. General. Time is of the essence of this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors, personal representatives, and assigns. No member, officer, director, shareholder, trustee, or beneficiary of a trust, if any, under which the Seller or Buyer acts in executing this Agreement shall be personally liable for any obligation, express or implied, hereunder. Any liability of Seller hereunder is limited to Seller’s interest in the Property. This Agreement is to be construed as a California contract, sets forth the entire contract between the parties, may not be canceled, amended, or waived except in writing, is the complete and exclusive expression of the parties’ agreement respecting the Property (any and all prior statements, representations, warranties and/or agreements, if any, being merged into this Agreement), and no party hereto is relying on any statement, representation or warranty made by or on behalf of any other party except as expressly set forth herein. This Agreement may be executed in one or more counterparts, and signatures transmitted by facsimile shall be treated as original signatures. Neither this Agreement nor any memorandum thereof may be recorded and that any such recordation shall, at Seller’s election, relieve Seller of any obligation to convey the Property to Buyer.

28. WAIVER OF TRIAL BY JURY. BUYER AND SELLER DO EACH HEREBY KNOWINGLY, VOLUNTARILY, UNCONDITIONALLY, IRREVOCABLY AND INTENTIONALLY FOREVER WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR CONNECTED WITH, IN ANY MANNER WHATSOEVER, THIS AGREEMENT. THIS SECTION SHALL SURVIVE CLOSING OR THE EARLIER TERMINATION OF THIS AGREEMENT.

[SIGNATURES ON FOLLOWING PAGE]

Executed under seal as of the date first set forth above.

SELLER:

1920 EAST MAPLE LLC, a Delaware limited liability company

By:	Burges Property Company, its manager

By:	/s/ JEFFREY W. BURGES
Name:	Jeffrey W. Burges
Title:	President

BUYER:

Equinix Operating Co., Inc., a Delaware corporation

By:	/s/ RENEE F. LANAM
Name:	Renee F. Lanam
Title:	Secretary

ESCROW AGENT:

Chicago Title Insurance Company

By:	/s/ RENEE MARSHALL
Name:	Renee Marshall
Title:	Escrow Officer

ASSIGNMENT AND ASSUMPTION OF

PURCHASE AND SALE AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF PURCHASE AND SALE AGREEMENT (this “Assignment”) is dated as of September 13, 2005, between EQUINIX OPERATING CO., INC., a Delaware corporation (“Assignor”), and EQUINIX RP, INC., a Delaware corporation (“Assignee”).

Assignor hereby assigns to Assignee all of its right, title and interest in and to that certain Agreement of Purchase and Sale dated as of September 7, 2005 between Assignor, as buyer, and 1920 East Maple LLC, a Delaware limited liability company, as seller (“Seller”) (the “Purchase Agreement”), and Assignee hereby assumes all of Assignor’s obligations under the Purchase Agreement. Assignee hereby indemnifies, releases and holds harmless Assignor from and against any and all costs, claims, actions, obligations and liabilities directly or indirectly relating to or arising under the Purchase Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed on the day and year first above written.

ASSIGNOR:

Equinix Operating Co., Inc.,
a Delaware corporation

	By:	/s/ PETER VAN CAMP
	Name:	Peter Van Camp
	Title:	Chief Executive Officer

ASSIGNEE:

Equinix RP, Inc.,
a Delaware corporation

	By:	/s/ PETER VAN CAMP
	Name:	Peter Van Camp
	Title:	Chief Executive Officer

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